Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MarineMax, Inc.:

We consent to the use of our reports dated December 11, 2014, with respect to the consolidated balance sheets of MarineMax, Inc. and subsidiaries as of September 30, 2013 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the effectiveness of internal control over financial reporting as of September 30, 2014, incorporated herein by reference.

/s/ KPMG LLP

Tampa, Florida

March 20, 2015

Certified Public Accountants